UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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(1)	Title of each class of securities to which transaction applies:

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2128 W. Braker Lane, BK 12, Austin, Texas 78758

November 16, 2012

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 17, 2012

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Active Power, Inc., a Delaware corporation (the “Company”), will be held on December 17, 2012, at 9:00 a.m. Central Time, at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.
To (i) approve amendments to the Company’s Restated Certificate of Incorporation which would effect a reverse stock split of the Company’s outstanding Common Stock at a reverse split ratio of five-for-one, reduce the total number of shares of Common Stock that the Company is authorized to issue to 30,000,000 and reduce the total number of shares of Preferred Stock that the Company is authorized to issue to 2,000,000, and (ii) authorize the Board of Directors to file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation to effect the foregoing.

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The items are more fully described in the Proxy Statement accompanying this Notice of Special Meeting.

Only stockholders of record at the close of business on November 12, 2012 are entitled to notice of and to vote at the Special Meeting.  A list of stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person.  Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible.  Telephone and Internet voting instructions can be found on the attached proxy.  Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted.  You may revoke your proxy at any time prior to the Special Meeting. If you attend the Special Meeting and vote, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted.

Sincerely,

/s/ J. Douglas Milner
President, Chief Executive Officer & Director

Austin, Texas
November 16, 2012

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 17, 2012

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement is available at our website at www.activepower.com.

ACTIVE POWER, INC.
2128 W. Braker Lane, BK 12
Austin, Texas 78758

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 17, 2012

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation (the “Company”), for use at the Special Meeting of Stockholders to be held on December 17, 2012 (the “Special Meeting”).  The Special Meeting will be held at 9:00 a.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, BK 12 Austin, Texas 78758.  These proxy solicitation materials are first being mailed on or about November 20, 2012, to all stockholders entitled to vote at our Special Meeting.

Voting

The specific proposals to be considered and acted upon at our Special Meeting are to (i) approve amendments to the Company’s Restated Certificate of Incorporation (the “Certificate”) which would effect a reverse stock split of the Company’s outstanding Common Stock at a reverse split ratio of five-for-one, reduce the total number of shares of Common Stock that the Company is authorized to issue to 30,000,000 and reduce the total number of shares of Preferred Stock that the Company is authorized to issue to 2,000,000, and (ii) authorize the Board of Directors to file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation to effect the foregoing.  On November 12, 2012, the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting (the “Record Date”), there were 95,553,066 shares of our Common Stock outstanding and no shares of our Preferred Stock were outstanding.

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date.  The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Special Meeting.  The affirmative vote of a majority of the shares outstanding and entitled to vote as of the Record Date is required to approve amendments to the Company’s Restated Certificate of Incorporation to effect the reverse stock split, decrease the number of authorized shares of Common Stock, decrease the number of authorized shares of Preferred Stock and authorize the Company’s Board of Directors to file the amendment which would effect such reverse stock split.  As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Special Meeting will have the same effect as a vote against the proposal.

All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Special Meeting in accordance with the instructions specified thereon.  If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors.  You may revoke or change your proxy at any time before the Special Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, a notice of revocation or another signed proxy with a later date.  You may also revoke your proxy by attending the Special Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, email or other means by our directors, officers or employees.  No additional compensation will be paid to these individuals for any such services.  Except as described above, we do not presently intend to solicit proxies other than by mail.

Householding of Special Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one (1) copy of the proxy statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy to any stockholder who contacts the Company’s investor relations department at (512) 836-6464 or by mail addressed to Investor Relations, c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, TX 78758, requesting such copies. If a stockholder is receiving multiple copies of the proxy statement at the stockholder’s household and would like to receive a single copy of the proxy statement for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), stockholder proposals to be presented at our 2013 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than December 13, 2012, the date which is 120 days prior to April 12, 2013.  With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote against any proposal presented at our 2013 Annual Meeting of Stockholders.  These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT SPECIAL MEETING
PROPOSAL ONE:  REVERSE STOCK SPLIT

To (i) approve amendments to the Company’s Restated Certificate of Incorporation (the “Certificate”) which would effect a reverse stock split of the Company’s outstanding Common Stock at a reverse split ratio of five-for-one, reduce the total number of shares of Common Stock that the Company is authorized to issue to 30,000,000 and reduce the total number of shares of Preferred Stock that the Company is authorized to issue to 2,000,000, and (ii) authorize the Board of Directors to file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation to effect the foregoing.

OVERVIEW

The Board of Directors has unanimously approved proposed amendments to the Certificate which would effect a reverse stock split of all outstanding shares of Common Stock at a reverse split ratio of five-for-one, reduce the total number of shares of Common Stock that the Company is authorized to issue to 30,000,000 and reduce the total number of shares of Preferred Stock that the Company is authorized to issue to 2,000,000.  The Board of Directors has declared such proposed amendments to be advisable and has recommended that these proposed amendments be presented to the stockholders for approval.

Upon receiving stockholder approval, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law (the “DGCL”) to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect the reverse stock split, the reduction in the total number of shares of Common Stock that the Company is authorized to issue to 30,000,000 and the reduction in the total number of shares of Preferred Stock that the Company is authorized to issue to 2,000,000, at any time before the annual meeting of stockholders to be held in 2013.

The text of the form of proposed amendments to the Certificate is attached hereto as Appendix A.  By approving these amendments to the Certificate, stockholders will approve a reverse stock split pursuant to which each five outstanding shares of Common Stock would be combined into one share of Common Stock, the total number of shares of Common Stock that the Company is authorized to issue would be reduced to 30,000,000 and the total number of shares of Preferred Stock that the Company is authorized to issue would be reduced to 2,000,000, and the Board of Directors would be authorized to file such amendment.  The Board of Directors may also elect not to undertake any reverse split, reduction in the total number of authorized shares of Common Stock to 30,000,000 and reduction in the total number of authorized shares of Preferred Stock to 2,000,000.

Except for adjustments that may result from the treatment of fractional shares, as described below, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.  The par value of the Common Stock would remain unchanged at $0.001 per share.

REASONS FOR THE REVERSE STOCK SPLIT

Maintain Nasdaq Capital Market Listing. On December 19, 2011, the Company received a Staff Deficiency Letter from The NASDAQ OMX Group (“Nasdaq”), notifying the Company that it was not in compliance with Nasdaq’s Marketplace Rule 5450(a)(1), because the bid price for the Company’s Common Stock had, for the preceding 30 consecutive business days, closed below the minimum $1.00 per share requirement for continued listing. In accordance with Marketplace Rule 5810(c)(3)(A), the Company was provided a period of 180 calendar days, or until June 18, 2012, to regain compliance.

The Company applied to transfer the listing of its Common Stock from The Nasdaq Global Market to The Nasdaq Capital Market.  Upon transfer to The Nasdaq Capital Market, the Company is still required under Rule 5550(a)(2) to maintain a minimum bid price of $1.00.  On June 19, 2012, the Company received approval from Nasdaq of its application for the transfer of the listing of its Common Stock from The Nasdaq Global Market to The Nasdaq Capital Market, effective at the market open on June 21, 2012, and granting an additional 180 days pursuant to Marketplace Rule 5810(c)(3)(A)(ii) to regain compliance with the minimum $1.00 per share bid price requirement for continued listing on The Nasdaq Capital Market.  If at any time before December 17, 2012, the bid price of the Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation that the Company has achieved compliance. If compliance with Marketplace Rule 5550(a)(2) cannot be demonstrated by December 17, 2012, the Common Stock will be subject to delisting from The Nasdaq Capital Market.

Since June 21, 2012 (i.e., the date the Company’s Common Stock was transferred to The Nasdaq Capital Market), the Company’s Common Stock has not closed at a price above $0.88 per share.  Accordingly, the Company’s Board of Directors has determined to undertake the reverse stock split with the goal of increasing the per share price of the Company’s Common Stock to greater than $1.00 per share.

Delisting from The Nasdaq Capital Market could have an adverse effect on the Company’s business and on the trading of its Common Stock.  If a delisting of the Common Stock from The Nasdaq Stock Market were to occur, the Common Stock would trade on the OTC Bulletin Board or on the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and the stock price, as well as the liquidity of the Common Stock, may be adversely impacted as a result.

The Board of Directors believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split and corresponding reduction in the total number of authorized shares of Common Stock would bring the Company into compliance with Nasdaq’s minimum bid price requirement.

Potential Increased Investor Interest.  The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing the reverse stock split and corresponding reduction in the total number of authorized shares of Common Stock will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  Although it should be noted that the liquidity of the Common Stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split, the Board of Directors is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Decrease the Company’s Costs.  The Board of Directors believes that the reduction in the number of authorized shares of Common Stock and Preferred Stock may also reduce certain of the Company’s costs, such as annual franchise taxes paid to the State of Delaware.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

THE REVERSE STOCK SPLIT MAY NOT RESULT IN AN INCREASE IN THE PER SHARE PRICE OF THE COMMON STOCK; THERE ARE OTHER RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

The Board of Directors expects that a reverse stock split of the outstanding Common Stock will increase the market price of the Common Stock.  However, the Company cannot be certain whether the reverse stock split would increase the trading price for the Common Stock or increase the trading market for the Common Stock.  The history of similar stock split combinations for companies in like circumstances is varied.  There is no assurance that:

•
the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

•
the market price per post-split share would remain in excess of the $1.00 minimum bid price as required by Nasdaq or that the Company would otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq; and

•
the reverse stock split would increase the trading market for the Company’s Common Stock, particularly if the stock price does not increase as a result of the reduction in the number of shares of Common Stock available in the public market.

The market price of the Common Stock would also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding.  If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split.  Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

If the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 30,000,000 and the reduction in the total number of authorized shares of Preferred Stock to 2,000,000 are approved by the stockholders, such amendment will be effected, if at all, only upon a determination by the Board of Directors that such actions are in the best interests of the Company and its stockholders.  Such determination will be based upon certain factors, including existing and expected marketability and liquidity of the Common Stock, meeting the listing requirements for The Nasdaq Capital Market, prevailing market conditions and the likely effect on the market price of the Common Stock.  Notwithstanding approval by the stockholders of the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 30,000,000 and the reduction in the total number of authorized shares of Preferred Stock to 2,000,000, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 30,000,000 and the reduction in the total number of authorized shares of Preferred Stock to 2,000,000 prior to the annual meeting of stockholders in 2013, as permitted under Section 242(c) of the DGCL.  If the Board of Directors fails to implement the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 30,000,000 and the reduction in the total number of authorized shares of Preferred Stock to 2,000,000 prior to the annual meeting of stockholders in 2013, stockholder approval again would be required prior to implementing any reverse stock split or corresponding reduction in the total number of authorized shares of Common Stock and Preferred Stock.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

After the effective date of the proposed reverse stock split, corresponding reduction in the total number of authorized shares of Common Stock and reduction in the total number of authorized shares of Preferred Stock, each stockholder will own a reduced number of shares of Common Stock.  However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse split would result in any of the stockholders owning a fractional share as described below).  Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning a fractional share as described below).  For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split.  The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning only a fractional share as described below).

The proposed reverse stock split will also reduce the number of shares of Common Stock available for issuance under the Company’s 2010 Equity Incentive Plan.  The Company also has certain outstanding stock options to purchase shares of Common Stock and certain outstanding rights to receive restricted shares.  Under the terms of the outstanding stock options and the rights to receive restricted shares granted under the Company’s 2010 Equity Incentive Plan and 2000 Stock Incentive Plan, the proposed reverse stock split will effect a reduction in the number of shares subject to such outstanding options or rights to receive restricted shares proportional to the ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and rights to receive restricted shares.  In connection with the proposed reverse stock split, the number of shares of Common Stock issuable upon exercise of outstanding stock options or rights to receive restricted shares will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of Common Stock.  Brokerage commission and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of Common Stock.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act.  If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on The Nasdaq Capital Market under the symbol “ACPW” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

EFFECTIVE DATE

The proposed reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock and the reduction in the total number of authorized shares of Preferred Stock would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Certificate with the office of the Secretary of State of the State of Delaware.  On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the five-for-one reverse split ratio set forth in this proposal and the total number of shares of Common Stock and Preferred Stock that the Company is authorized to issue will be reduced by a corresponding amount.

TREATMENT OF FRACTIONAL SHARES

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share.  Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split.  The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on The Nasdaq Capital Market, as of the effective date of the reverse split.  No transaction costs would be assessed to stockholders for the cash payment.  Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•
purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-split basis; or

•
if applicable, consolidate your accounts so that you hold at least that number of shares of Common Stock in one account prior to the reverse stock split that would entitle you to at least one share of Common Stock on a post-split basis.  Common Stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split.  Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares.  A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above.  Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by the Board of Directors as described above.  Reducing the number of post-split stockholders, however, is not the purpose of this proposal or the reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction.  Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

EFFECT ON BENEFICIAL OWNERS

Stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse split than those that would be put in place by the Company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share.  If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

EXCHANGE OF STOCK CERTIFICATES

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected.  The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates.  If any of your shares are held in certificate form, you will receive a letter of transmittal from the Company’s exchange agent as soon as practicable after the effective date of the reverse stock split.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the exchange agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares either in certificate form or electronically in book-entry form under the new direct registration system.  If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Treatment of Fractional Shares.”  No direct registration statements, new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

EFFECT ON REGISTERED BOOK-ENTRY HOLDERS

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Company’s Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•
If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•
If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

ACCOUNTING CONSEQUENCES

The par value per share of Common Stock would remain unchanged at $0.001 per share after the reverse stock split.  As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally from its present amount, and the additional paid in capital account shall be credited with the amount by which the stated capital is reduced.  The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding.  The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

The Company’s stockholders are not entitled to appraisal rights under Delaware law with respect to the proposed amendments to the Certificate to effect the reverse split, and the Company will not independently provide the stockholders with any such right.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCE OF THE REVERSE STOCK SPLIT

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of November 12, 2012 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our Common Stock;

•	each current director;

•
each of the executive officers named in the Summary Compensation Table on page 26 of the Company’s proxy statement for its 2012 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 11, 2012, and our current Chief Executive Officer and Chief Financial Officer; and

•	all current directors and executive officers as a group.

Our Common Stock is the only class of voting securities outstanding.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities.  Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.  The percentage of beneficial ownership is based on 95,553,066 shares of Common Stock outstanding as of November 12, 2012.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options and restricted stock units held by that person that are currently exercisable or will become exercisable within 60 days following November 12, 2012 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Executive Officers and Directors:

J. Douglas Milner	60,000	*
Steven R. Fife	-	*
John K. Penver	1,064,405	1.11%
Martin T. Olsen	388,613	*
Lisa M. Brown	503,288	*
Jason P. Rubin	469,422	*
James A. Clishem	173,528	*
Stephen J. Clearman	17,632,985	18.45%
Ake Almgren	371,500	*
Rodney S. Bond	243,070	*
James E. J. deVenny III	340,000	*
Robert S. Greenberg	150,000	*
Jan H. Lindelow	533,000	*
Benjamin L. Scott	255,000	*
All current directors and executive officers as a group (14 persons)	21,400,877	22.40%

Other 5% stockholders:

Kinderhook, LP	17,632,985	18.45%
Ardsley Advisory Partners	7,278,383	7.62%
Joshua Ruch	6,432,176	6.73%

* Less than one percent of the outstanding Common Stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

•
J. Douglas Milner.  Includes 60,000 shares of outstanding Common Stock held by the Donna S. Milner Trust, Donna and John Milner Jr., trustees. By virtue of his family relationship with Donna and John Milner Jr., J. Douglas Milner may be deemed to share voting and investment power over the shares held by the Donna S. Milner Trust.

•
Steven R. Fife.  Does not hold any shares of outstanding Common Stock or shares of Common Stock issuable upon exercise of options or the vesting of restricted stock units within 60 days of November 12, 2012.

•
John K. Penver.  Includes 56,594 shares of outstanding Common Stock, 993,749 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012, and 14,062 shares of Common Stock issuable upon the vesting of restricted stock units within 60 days of November 12, 2012.

•
Martin T. Olsen. Includes 7,000 shares of outstanding Common Stock, 368,488 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012, and 13,125 shares of Common Stock issuable upon the vesting of restricted stock units within 60 days of November 12, 2012.

•
Lisa M. Brown. Includes 16,413 shares of outstanding Common Stock, 478,438 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012, and 8,438 shares of Common Stock issuable upon the vesting of restricted stock units within 60 days of November 12, 2012.

•
Jason P. Rubin. Includes 8,172 shares of outstanding Common Stock, 450,000 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012, and 11,250 shares of Common Stock issuable upon the vesting of restricted stock units within 60 days of November 12, 2012.

•
James A. Clishem.  Includes 173,528 shares of outstanding Common Stock based on information received as of the March 19, 2012 record date for the Company’s Annual Meeting of Stockholders held on May 17, 2012.

•
Stephen J. Clearman.  Includes 17,632,985 shares of outstanding Common Stock held by Kinderhook, LP for which Mr. Clearman may be deemed to have a beneficial interest by virtue of his indirect control of Kinderhook, LP’s power to vote and/or dispose of the shares of Common Stock.

•	Ake Almgren. Includes 221,500 shares of outstanding Common Stock and 150,000 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012.

•	Rodney S. Bond. Includes 78,070 shares of outstanding Common Stock and 165,000 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012.

•
James E. deVenny III.  Includes 160,000 shares of outstanding Common Stock, 60,000 shares of outstanding Common Stock held by JD Investments Defined Benefit Plan, 15,000 shares held by Mr. deVenny’s wife and 105,000 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012.  By virtue of his control of JD Investments Defined Benefit Plan, Mr. deVenny may be deemed to have a beneficial interest in the shares of Common Stock held by JD Investments Defined Benefit Plan.  By virtue of his family relationship, Mr. deVenny may be deemed to share voting and investment power over the shares held by his wife.

•	Robert S. Greenberg. Includes 60,000 shares of outstanding Common Stock and 90,000 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012.

•
Jan H. Lindelow.  Includes 381,000 shares of outstanding Common Stock, 136,000 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012, and 16,000 shares of Common Stock issuable upon the vesting of restricted stock units within 60 days of November 12, 2012.

•
Benjamin L. Scott.  Includes 85,000 shares of outstanding Common Stock, 20,000 shares of outstanding Common Stock held by BGS Partners Ltd. and 150,000 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012.  By virtue of his control of BGS Partners Ltd., Mr. Scott may be deemed to have a beneficial interest in the shares of Common Stock held by BGS Partners Ltd.

•
All current directors and executive officers as a group. Includes 18,818,641 shares of outstanding Common Stock, 2,524,987 shares of Common Stock issuable upon exercise of options within 60 days of November 12, 2012, and 57,249 shares of Common Stock issuable upon the vesting of restricted stock units within 60 days of November 12, 2012.

•
Kinderhook, LP.  Based on a Schedule 13D dated March 7, 2012, as filed with the Securities and Exchange Commission, and other information available to the Company, Kinderhook, LP reported that it had shared voting power and shared dispositive power over 17,632,985 shares of Common Stock as of March 7, 2012 and that its address was 2 Executive Drive, Suite 585, Fort Lee, NJ 07024.

•
Ardsley Advisory Partners.  Based on a Schedule 13G dated March 7, 2012, as filed with the Securities and Exchange Commission and other information available to the Company, Ardsley Advisory Partners reported that it had shared voting power and shared dispositive power over 7,278,383 shares of Common Stock as of March 7, 2012, 2012 and that its address is 262 Harbor Drive, Stamford, Connecticut 06902.

•
Joshua Ruch.  Pursuant to a Schedule 13G dated February 9, 2012, as amended, as filed with the Securities and Exchange Commission, Joshua Ruch reported that he had beneficial ownership over 6,432,176 shares of Common Stock as of December 31, 2011. 4,545,828 of the shares indicated as owned by Mr. Ruch are held in the name of investment vehicles over which Pinnacle Management Partners L.P., a limited partnership, has sole voting and investment control. When such number of shares is taken together with Shares held by Mr. Ruch, and certain other family or foundation vehicles over which he exercises sole investment and voting control, Mr. Ruch may be deemed to own beneficially an aggregate of 6,432,176 shares.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: November 16, 2012

APPENDIX A

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

ACTIVE POWER, INC.

Active Power, Inc., a corporation organized and existing under the laws of the State of Delaware, Does Hereby Certify:

First: The name of this corporation is Active Power, Inc.

Second: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 29, 2000.  A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 7, 2006.

Third: Pursuant to Section 242 of the General Corporate Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of Restated Certificate of Incorporation amends and restates Article IV, Section A of the Restated Certificate of Incorporation of this corporation to read in its entirety as follows:

“A.           Authorized Shares.  Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each five (5) shares of the Company’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company.  No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Company’s Common Stock as reported on the Nasdaq Capital Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.  The aggregate number of shares that the Company shall have authority to issue is Thirty Two Million (32,000,000), (a) Thirty Million (30,000,000) shares of which shall be common stock, par value $0.001 per share (“Common Stock”), and (b) Two Million (2,000,000) shares of which shall be preferred stock, par value $0.001 per share (“Preferred Stock”).  Of such shares of Preferred Stock, Eighty Thousand (80,000) shall be designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001.”

Fourth: This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Active Power, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by J. Douglas Milner, its President and Chief Executive Officer, this ___ day of December, 2012.

ACTIVE POWER, INC.

By:
J. Douglas Milner
President and Chief Executive Officer

P R O X Y	ACTIVE POWER, INC. 2128 W. Braker Lane BK12 Austin, Texas 78758
SPECIAL MEETING OF STOCKHOLDERS

December 17, 2012
9:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders (the “Special Meeting”) of Active Power, Inc., a Delaware corporation (the “Company”), and the related Proxy Statement dated November 16, 2012, and appoints J. Douglas Milner and Steven R. Fife, each the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting to be held December 17, 2012 at 2128 W. Braker Lane BK12, Austin, Texas 78758, at 9:00 a.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as if the undersigned was personally present at the Special Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE FOLLOWING PROPOSAL.

Please mark your votes as indicated in this example ☒

1.
Proposal to (i) approve amendments to the Company’s Restated Certificate of Incorporation which would effect a reverse stock split of the Company’s outstanding Common Stock at a reverse split ratio of five-for-one, reduce the total number of shares of Common Stock that the Company is authorized to issue to 30,000,000 and reduce the total number of shares of Preferred Stock that the Company is authorized to issue to 2,000,000, and (ii) authorize the Board of Directors to file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation to effect the foregoing.

☐   FOR                               ☐   AGAINST                                           ☐   ABSTAIN

2.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL LISTED ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

[Signature page follows]

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is/are available at www.proxyvote.com.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Name of Shareholder

Signature	(Date)

Name of Signatory (if signing on behalf of an entity)

Title of Signatory (if signing on behalf of an entity)

Number of Shares of Common Stock